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                                  THE HARTFORD

     [MAXIMUM ANNIVERSARY VALUE / EARNINGS PROTECTION DEATH BENEFIT RIDER]

This rider is issued as part of the contract to which it is attached. The effective date of this rider is the date this rider is issued. This rider cannot be terminated either by the Contract Owner or the Company. Except where this rider provides otherwise, it is subject to all of the terms and conditions of the contract.

In Your contract, the paragraph entitled "Death Benefit Before the Annuity Commencement Date", the following is added:

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

The Death Benefit payable before the Annuity Commencement Date is equal to the greatest of the amounts determined in (A), (B) or (C) below:

       A. the Earnings Protection Benefit value (defined below) at the date of receipt of Due Proof of Death;

       B.  the Maximum Anniversary Value (defined below); or

       C.  Premium Payments (defined below).

EARNINGS PROTECTION BENEFIT -- if both the Contract Owner(s) and Annuitant are age [80] or younger on the effective date of this rider, the value of the Earnings Protection Benefit is determined as follows:

The Contract Value as of the date of receipt of Due Proof of Death, reduced by any Payment Enhancement(s) credited in the 12 months prior to the date of receipt of Due Proof of Death, plus [40%] of the lesser of 1. or 2. below if both the Contract Owner(s) and Annuitant are age [69] or younger on the effective date of this rider, or [25%] of the lesser of 1. or 2. below if either the Contract Owner(s) or Annuitant is age [70] or older on the effective date of this rider.

       1.   The greater of zero or the following amount:

         C. the Contract Value as of the date of receipt of Due Proof of Death; less

         D. the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider; plus

         E. the sum of adjustments for all partial surrenders which occur after the effective date of this rider.

       2.   [200%] of F. less G. below as follows:

         F. the Contract Value on the effective date of this rider, plus premium payments received after the effective date of this rider excluding payments received within 12 months of the date of death, less

         G. the sum of adjustments for all partial surrenders which occur after the effective date of this rider.

For the Earnings Protection Benefit, the adjustment for each partial surrender which occurs after the effective date of this rider is equal to the greater of zero or the following amount:

       1.   the gross amount of the partial surrender; plus

       2. the Contract Value on the effective date of this rider plus premium payments received after the effective date of this rider and prior to the partial surrender, less

       3. the Contract Value on the Valuation Day immediately preceding the date of partial surrender; less

       4. the sum of adjustments for all prior partial surrenders which have occurred after the effective date of this rider.

MAXIMUM ANNIVERSARY VALUE -- The highest attained Anniversary Value (defined below) prior to the earlier of the date of death or the decedent's 81st birthday.

ANNIVERSARY VALUE -- We calculate an Anniversary Value for every Contract Anniversary. At the time of each Contract Anniversary, the Anniversary Value is equal to the Contract Value. Any time after each such Contract Anniversary, the Anniversary Value is restated to be equal to the Contract Value at the time of the Contract Anniversary, increased by the dollar amount of any premium payments received, including any Payment Enhancement(s) credited since this such anniversary, and modified by Adjustments for Partial Surrenders since such Contract Anniversary.

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PREMIUM PAYMENTS -- All premium payments received under the contract, modified by Adjustments for Partial Surrenders and less any premium payments received and Payment Enhancement(s) credited within 12 months of the date of death.

ADJUSTMENTS FOR PARTIAL SURRENDERS FOR MAXIMUM ANNIVERSARY VALUES AND PREMIUM PAYMENTS are calculated as follows:

For cumulative partial surrenders during each Contract Year that are equal to or less than 10% of premium payments, the adjustment is the dollar amount of the partial surrender.

For any partial surrender that causes cumulative partial surrenders during the Contract Year to exceed 10% of premium payments, the adjustment is the dollar amount of the partial surrender that does not exceed 10% of premiums, and the adjustment for the remaining portion of the partial surrender is a factor. The factor for Adjustments for Partial Surrenders for the Maximum Anniversary Value is applied to the portion of Anniversary Values that exceed 10% of premium payments. The factor for Adjustments for Partial Surrenders for premium payments is applied to the portion of premium payments that exceed 10% of premium payments. The factor is as follows:

               1 - (A/(B-C)) where

                    A = partial surrenders during the Contract Year in excess of 10% of premium payments;

                    B = Contract Value immediately prior to the partial surrender; and

                    C = 10% of premium payments less any partial surrenders during the Contract Year. If C results in a negative number, C becomes zero.

For partial surrenders during each Contract Year that are entirely in excess of 10% of premium payments, the adjustment is a factor. The factor for Adjustments for Partial Surrenders for the Maximum Anniversary Value is applied to the adjusted Anniversary Value immediately before the surrender. The factor for Adjustments for Partial Surrenders for premium payments is applied to the adjusted premium payments immediately before the surrender. The factor is as follows:

               1 - (A/B) where

                    A = partial surrenders during the Contract Year in excess of 10% of premium payments;

                    B = Contract Value immediately prior to the partial surrender.

No Death Benefit is payable under this rider if the contract is surrendered and the Contract Value is equal to zero.

If a spouse continues the contract under the "Spouse Beneficiary" provision of the contract, then the term "date of receipt of Due Proof of Death" as used in this rider means the date of receipt of Due Proof of Death of the decedent that dies after the death of the first spouse, and the Maximum Anniversary Value is the highest attained Anniversary Value after the date of death of the first spouse, and before the next decedent's date of death or 81st birthday, if earlier.

OWNERSHIP CHARGE -- Upon a change in Contract Owner, where the new Owner is ineligible for this rider, the Death Benefit under this rider becomes null and void.

RIDER CHARGE

The charge for this rider is included in the net investment factor as an optional rider charge. It is an annual charge of [0.50%] that is deducted daily from the value of the Sub-Accounts until the Annuity Commencement Date.

Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Richard M. Costello              /s/ Thomas M. Marra
    -----------------------------------  -----------------------------------
    RICHARD M. COSTELLO, SECRETARY       THOMAS M. MARRA, PRESIDENT

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